UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2009

OLD POINT FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-12896	54-1265373
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1 West Mellen Street
Hampton, Virginia  23663
(Address of principal executive offices)  (Zip Code)

 (757)728-1200
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  This amended report on Form 8-K updates and amends the prior Form 8-K filed on November 13, 2009. On November 10, 2009, Michael A. Glasser was appointed to the Boards of Directors of Old Point Financial Corporation and its subsidiary, The Old Point National Bank of Phoebus (the Bank).  Mr. Glasser has been appointed to serve on the Old Point Financial Corporation Board’s Strategic Planning Committee and Directors’ Loan Review Committee.

Mr. Glasser is a partner in the law firm of Glasser & Glasser, P.L.C., which provides legal services to the Bank.  The Bank paid Glasser & Glasser fees of approximately $32,000 during 2008 and has paid fees of approximately $89,000 so far during 2009.  It is anticipated that Glasser & Glasser will continue to provide legal services to the Bank in the future as well.

Mr. Glasser is also a managing partner of CCA Managing Co. LLC, which is the managing partner of Crown Center Associates. The Bank has a lease with Crown Center Associates for one of its branches. Approximately 24% of Crown Center Associates is owned by Michael A. Glasser Family LLC, which is owned 100% by Mr. Glasser, his wife and their three sons. Approximately 49% of Crown Center Associates is owned by Richard S. Glasser Family LLC, 50% of which is owned by Mr. Glasser’s brother. The aggregate amount due from the Bank to Crown Center Associates under the lease from January 1, 2008 through its expiration date of November 30, 2010 is $243,364. The dollar amount of Mr. Glasser’s interest in this lease transaction when aggregated with the interests of these immediate family members is approximately $118,437.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Point Financial Corporation Registrant

Date: November 17, 2009	/s/ Robert F. Shuford
Robert F. Shuford
Chairman of the Board President & Chief Executive Officer